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                                  UNITED STATES                                OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION             -------------------------------
                             WASHINGTON, D.C. 20549                   OMB Number:           3235-0058
                                                                      Expires:       January 31, 2005
                                                                      Estimated average burden
                                                                      hours per response.........2.50
                                   FORM 12B-25                        -------------------------------
                                                                      -------------------------------
                                                                             SEC FILE NUMBER
                                                                               333-56242-13
                                                                      -------------------------------
                                                                      -------------------------------
                           NOTIFICATION OF LATE FILING                         CUSIP NUMBER

                                                                      -------------------------------
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(CHECK ONE):  [X] Form 10-K    [  ] Form 20-F   [  ] Form 10-Q   [  ] Form N-SAR

                      For Period Ended:  December 31, 2002
                                         ---------------------------------------
                      [  ] Transition Report on Form 10-K
                      [  ] Transition Report on Form 20-F
                      [  ] Transition Report on Form 11-K
                      [  ] Transition Report on Form 10-Q
                      [  ] Transition Report on Form N-SAR
                      For the Transition Period Ended: _________________________
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY
       THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION


Bear Stearns Asset Backed Securities Trust, Asset-Backed Certificates, Series 2002-2 Trust
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Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable


c/o Wells Fargo Bank Minnesota, N.A., 9062 Old Annaplis Road
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Address of Principal Executive Office (STREET AND NUMBER)


Columbia, MD  21045
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)      The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
[X]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K or Form NSAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Bear Stearns Asset Backed Securities, Inc. is not able to file on behalf of the registrant on or before March 31, 2003 a complete annual report on Form 10-K of the registrant without unreasonable effort or expense.

The Form 10-K annual report prepared in electronic format and submitted by Wells Fargo Bank Minnesota, National Association, on March 31, 2003 errantly omitted a statement of compliance required to be filed with the Form 10-K. Bear Stearns Asset Backed Securities, Inc. intends to file on behalf of the registrant the missing information on Form 10-K/A on or before April 15, 2003.


(Attach extra Sheets if Needed)


                          Persons who are to respond to the collection of
SEC 1344 (11-02)          information contained In this form are not required to
                          respond unless the form displays a currently valid OMB control number.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification
     Joseph T. Jurkowski, Jr.         (212)                     272-3358
     ------------------------      -----------             ------------------
              (Name)               (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or l5(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).                            Yes [X] No [ ]
     ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        Yes [  ] No [  ]
     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

     Bear Stearns Asset Backed Securities Trust, Asset-Backed Certificates,
                               Series 2002-2 Trust
     ----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  April 1, 2003                     By   /s/ Joseph T. Jurkowski, Jr.
      ---------------------------            ----------------------------
                                        Name:    Joseph T. Jurkowski, Jr.
                                        Title:   Vice President
                                        Company: Bear Stearns Asset Backed
                                                 Securities, Inc.

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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       INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule l2b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).